UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                (AMENDMENT NO. 5)

                              TFC Enterprises, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $0.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    872388103
                 ----------------------------------------------
                                 (CUSIP Number)

                                 Mitchell Sacks
                         Grand Slam Capital Partners, LP
                                One Bridge Plaza
                           Fort Lee, New Jersey 07024
                                 (201) 346-4335
--------------------------------------------------------------------------------
                       (Name, Address and Telephone Number
           of Person Authorized to Receive Notices and Communications)

                                  May 31, 2003
           -----------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box. | |

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                                                SEC 1746 (12-91)

CUSIP NO.  872388103                         AMENDMENT NO. 5 TO SCHEDULE 13D
------- ------------------------------------------------------------------------
1       NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Grand Slam General Partners, LLC                  IRS # 22-3779105

------- ------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (A) |X|
                                                                         (B)
------- ------------------------------------------------------------------------
3       SEC USE ONLY
------- ------------------------------------------------------------------------
4       SOURCE OF FUNDS*

        AF
------- ------------------------------------------------------------------------
5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS RE-
        QUIRED PURSUANT TO ITEM 2(d) OR 2(e)    | |
------- ------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware, USA
------- ------------------------------------------------------------------------
                        7      SOLE VOTING POWER

      NUMBER OF                -0-

                        ------ -------------------------------------------------
        SHARES          8      SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                -0-

                        ------ -------------------------------------------------
         EACH           9      SOLE DISPOSITIVE POWER
      REPORTING
        PERSON                 -0-
                        ------ -------------------------------------------------
         WITH           10     SHARED DISPOSITIVE POWER

                               -0-

--------- ----------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          -0-

--------- ----------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
          EXCLUDES CERTAIN SHARES*                                           | |


--------- ----------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          0%
--------- ----------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

           HC
--------- ----------------------------------------------------------------------

CUSIP NO.  872388103                         AMENDMENT NO. 5 TO SCHEDULE 13D
------- ------------------------------------------------------------------------
1       NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Grand Slam Capital Partners, LP                  IRS # 22-3779125
------- ------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (A) |X|
                                                                         (B)
------- ------------------------------------------------------------------------
3       SEC USE ONLY
------- ------------------------------------------------------------------------
4       SOURCE OF FUNDS*

        WC
------- ------------------------------------------------------------------------
5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS RE-
        QUIRED PURSUANT TO ITEM 2(d) OR 2(e)    | |
------- ------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware, USA
------- ------------------------------------------------------------------------
                        7      SOLE VOTING POWER

      NUMBER OF                -0-

                        ------ -------------------------------------------------
        SHARES          8      SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                -0-

                        ------ -------------------------------------------------
         EACH           9      SOLE DISPOSITIVE POWER
      REPORTING
        PERSON                 -0-
                        ------ -------------------------------------------------
         WITH           10     SHARED DISPOSITIVE POWER

                               -0-

--------- ----------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          -0-

--------- ----------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
          EXCLUDES CERTAIN SHARES*                                           |X|


--------- ----------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          0%
--------- ----------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

           PN
--------- ----------------------------------------------------------------------

CUSIP NO.  872388103                         AMENDMENT NO. 5 TO SCHEDULE 13D
------- ------------------------------------------------------------------------
1       NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Kelly Lauren Wong
------- ------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (A) |X|
                                                                         (B)
------- ------------------------------------------------------------------------
3       SEC USE ONLY
------- ------------------------------------------------------------------------
4       SOURCE OF FUNDS*

        PF
------- ------------------------------------------------------------------------
5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS RE-
        QUIRED PURSUANT TO ITEM 2(d) OR 2(e)    | |
------- ------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        Citizen of the United States
------- ------------------------------------------------------------------------
                        7      SOLE VOTING POWER

      NUMBER OF                -0-

                        ------ -------------------------------------------------
        SHARES          8      SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                -0-


                        ------ -------------------------------------------------
         EACH           9      SOLE DISPOSITIVE POWER
      REPORTING
        PERSON                 -0-
                        ------ -------------------------------------------------
         WITH           10     SHARED DISPOSITIVE POWER

                               -0-

--------- ----------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          -0-

--------- ----------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
          EXCLUDES CERTAIN SHARES*                                           |X|


--------- ----------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          0%
--------- ----------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

           IN
--------- ----------------------------------------------------------------------

CUSIP NO.  872388103                         AMENDMENT NO. 5 TO SCHEDULE 13D
------- ------------------------------------------------------------------------
1       NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Susan Unger Sacks
------- ------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (A) |X|
                                                                         (B)
------- ------------------------------------------------------------------------
3       SEC USE ONLY
------- ------------------------------------------------------------------------
4       SOURCE OF FUNDS*

        PF
------- ------------------------------------------------------------------------
5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS RE-
        QUIRED PURSUANT TO ITEM 2(d) OR 2(e)    | |
------- ------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        Citizen of the United States
------- ------------------------------------------------------------------------
                        7      SOLE VOTING POWER

      NUMBER OF                -0-

                        ------ -------------------------------------------------
        SHARES          8      SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                -0-


                        ------ -------------------------------------------------
         EACH           9      SOLE DISPOSITIVE POWER
      REPORTING
        PERSON                 -0-
                        ------ -------------------------------------------------
         WITH           10     SHARED DISPOSITIVE POWER

                               -0-
--------- ----------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          -0-

--------- ----------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
          EXCLUDES CERTAIN SHARES*                                           |X|


--------- ----------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          0%
--------- ----------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          IN
--------- ----------------------------------------------------------------------

CUSIP NO.  872388103                         AMENDMENT NO. 5 TO SCHEDULE 13D
------- ------------------------------------------------------------------------
1       NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Michael Lau Wong, as Trustee for each of The 1999 Mickey B. Sacks Trust, the 1995 Mason Bennett Sacks Trust and the 1995 Maxwell Sacks Trust
------- ------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (A) |X|
                                                                         (B)
------- ------------------------------------------------------------------------
3       SEC USE ONLY
------- ------------------------------------------------------------------------
4       SOURCE OF FUNDS*

        OO
------- ------------------------------------------------------------------------
5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS RE-
        QUIRED PURSUANT TO ITEM 2(d) OR 2(e)    | |
------- ------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        Citizen of the United States
------- ------------------------------------------------------------------------
                        7      SOLE VOTING POWER

      NUMBER OF                -0-

                        ------ -------------------------------------------------
        SHARES          8      SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                -0-


                        ------ -------------------------------------------------
         EACH           9      SOLE DISPOSITIVE POWER
      REPORTING
        PERSON                 -0-
                        ------ -------------------------------------------------
         WITH           10     SHARED DISPOSITIVE POWER

                               -0-

--------- ----------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          -0-

--------- ----------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
          EXCLUDES CERTAIN SHARES*                                           |X|


--------- ----------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          0%
--------- ----------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

           OO
--------- ----------------------------------------------------------------------

CUSIP NO.  872388103                         AMENDMENT NO. 5 TO SCHEDULE 13D
------- ------------------------------------------------------------------------
1       NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Mitchell Sacks, as Custodian for Maxwell Sacks UGMA
------- ------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (A) |X|
                                                                         (B)
------- ------------------------------------------------------------------------
3       SEC USE ONLY
------- ------------------------------------------------------------------------
4       SOURCE OF FUNDS*

        PF
------- ------------------------------------------------------------------------
5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS RE-
        QUIRED PURSUANT TO ITEM 2(d) OR 2(e)    | |
------- ------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        Citizen of the United States
------- ------------------------------------------------------------------------
                        7      SOLE VOTING POWER

      NUMBER OF                -0-

                        ------ -------------------------------------------------
        SHARES          8      SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                -0-


                        ------ -------------------------------------------------
         EACH           9      SOLE DISPOSITIVE POWER
      REPORTING
        PERSON                 -0-
                        ------ -------------------------------------------------
         WITH           10     SHARED DISPOSITIVE POWER

                               -0-

--------- ----------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          -0-

--------- ----------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
          EXCLUDES CERTAIN SHARES*                                           |X|


--------- ----------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          0%
--------- ----------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

           OO
--------- ----------------------------------------------------------------------

     This fifth amendment (the "Fifth Amendment") amends and supplements the Statement on Schedule 13D, dated August 9, 2002 (the "Statement"), previously filed with the Securities and Exchange Commission by Grand Slam Capital Partners, LP, a Delaware limited partnership ("Grand Slam Capital Partners"), Grand Slam General Partners, LLC, a Delaware limited liability company ("Grand Slam General Partners"), Mitchell Sacks, as custodian for the Maxwell Sacks UGMA, Kelly Lauren Wong, Susan Unger Sacks, and Michael Lau Wong, as trustee for each of The 1999 Mickey B. Sacks Trust, the 1995 Mason Bennett Sacks Trust and the 1995 Maxwell Sacks Trust (collectively, the "Reporting Persons"), with respect to their beneficial ownership of common stock, par value $0.01 per share (the "Common Stock"), of TFC Enterprises, Inc., a Delaware corporation (the "Issuer"). The Reporting Persons together are a Group in accordance with Section 13(d)(3) of the Act.

     ITEM 1.   SECURITY AND ISSUER

     The title of the class of equity securities to which this Fifth Amendment relates is the Common Stock and is being filed pursuant to Rule 13d-1 under the Securities Exchange Act of 1934, as amended. The principal offices of the Issuer are located at 5425 Robin Hood Road, Suite 101 B, Norfolk, Virginia 23513.

     ITEM 2.   IDENTITY AND BACKGROUND

     (a)  Response unchanged.

     (b)  Response unchanged.

     (c)  Response unchanged.

     (d)  Response unchanged.

     (e)  Response unchanged.

     (f)  Response unchanged.

     ITEM 3.   SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

     Not applicable.

     ITEM 4.   PURPOSE OF TRANSACTION

     Not applicable.

     ITEM 5.   INTEREST IN SECURITIES OF THE ISSUER

     (a) The Reporting Persons currently own no shares of the Issuer's Common Stock.

     (b)  Not applicable.

     (c) The dates and amount of each disposition of the Reporting Persons' Shares is listed on EXHIBIT B hereto. Except as set forth in EXHIBIT B hereto, there have been no transactions in shares of Common Stock since the date of the filing of the Amendment No. 4 to the Statement on February 11, 2003 by any of the Reporting Persons or any person or entity listed on EXHIBIT A hereto.

     (d)  Response unchanged.

     (e) On May 31, 2003 the Issuer's shareholders approved a merger agreement (the "Merger Agreement") with the Issuer, CPS Mergersub, Inc. and Consumer Portfolio Services, Inc. ("CPS"). Pursuant the Merger Agreement, CPS paid each of the Issuer's shareholders $1.87 in cash (the "Merger") for each share of the Issuer's Common Stock outstanding on the effective date of the Merger. After the effect the date of the Merger, the Reporting Persons owned, and currently own, no shares of the Issuer's Common Stock.


     ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER

     Response unchanged.

     ITEM 7.   MATERIAL TO BE FILED AS EXHIBITS

     The following materials are filed as Exhibits to this Fifth Amendment, as amended by this Fifth Amendment:

     EXHIBIT A:     Information with respect to executive  officers and managers of Grand Slam General Partners, LLC.

     EXHIBIT B:     As described in Item 5.

     EXHIBIT C:     Joint Filing Agreement.

                                    SIGNATURE



     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Fifth Amendment is true, complete and correct.



Dated: June 27, 2003                   Grand Slam Capital Partners, LP


                                           By:   /s/ MITCHELL SACKS
                                               --------------------------
                                           Name:   Mitchell Sacks
                                           Title:     Managing Partner


Dated: June 27, 2003                   Grand Slam General Partners, LLC


                                           By:   /s/ MITCHELL SACKS
                                               --------------------------
                                           Name:   Mitchell Sacks
                                           Title:     Principal


Dated: June 27, 2003                     /s/ SUSAN UNGER SACKS
                                       -----------------------------------
                                           Susan Unger Sacks


                                           Maxwell Sacks UGMA


Dated: June 27, 2003                   By:   /s/ MITCHELL SACKS
                                            -----------------------------
                                            Name:  Mitchell Sacks, as Custodian



Dated: June 27, 2003                    /s/ KELLY WONG
                                       -------------------------------
                                            Kelly Lauren Wong

                                    SIGNATURE



         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Fifth Amendment is true, complete and correct.



                                           1999 Mickey B. Sacks Trust



Dated: June 27, 2003                   By:    /s/ MICHAEL LAU WONG
                                           -------------------------
                                           Name:  Michael Lau Wong, as Trustee


                                           1995 Mason Bennett Sacks Trust



Dated: June 27, 2003                   By:    /s/ MICHAEL LAU WONG
                                           -------------------------
                                           Name:  Michael Lau Wong, as Trustee



                                           1995 Maxwell Sacks Trust



Dated: June 27, 2003                   By:    /s/ MICHAEL LAU WONG
                                           -------------------------
                                           Name:  Michael Lau Wong, as Trustee